Exhibit 99.1

   American Spectrum Realty Announces Postponement of Odd Lot Offer

    HOUSTON--(BUSINESS WIRE)--Sept. 7, 2004--American Spectrum Realty Inc. (AMEX:AQQ), a real estate investment and management company headquartered in Houston, announced today that, due to market conditions, it has decided not to proceed at this time with an offer to purchase shares of its common stock from holders of fewer than 100 shares. It had announced its intention to make such an offer on Aug. 30.
    American Spectrum Realty Inc. is a real estate investment and management company that owns 24 office, industrial, apartment and retail properties aggregating over 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    CONTACT: American Spectrum Realty Inc., Houston
             William J. Carden, 713-706-6200